Exhibit 99

[LOGO OF VIROPHARMA INCORPORATED]	Contact:	Kori Beer Director, Corporate Communications VIROPHARMA INCORPORATED Phone 610 321-6288

VIROPHARMA Awarded Two SBIR Grants for

Biodefense Antiviral Drug Discovery Programs

Funding To Support Discovery of Antiviral Countermeasures

for Smallpox and Viral Hemorrhagic Fevers

Exton, PA, October 1, 2003 – VIROPHARMA INCORPORATED (Nasdaq: VPHM) today announced that it was awarded two Phase 1 Small Business Innovation Research (SBIR) grants from the National Institutes for Allergy and Infectious Disease (NIAID), together totaling up to $2.26 million. Both awards are in the area of biodefense and will help support the advancement of VIROPHARMA’S small molecule antiviral drug candidates that will serve as countermeasures against high priority bioterrorism threats. The first award focuses on VIROPHARMA’S smallpox virus antiviral project, while the second award is for the company’s efforts in viral hemorrhagic fever viruses (Ebola, Lassa and Rift Valley fever viruses and Machupo virus). VIROPHARMA recently announced that its lead smallpox compound series has potent antiviral activity against a range of orthopoxviruses, including the deadly smallpox (variola) virus. Moreover, compounds in the series have been shown to be orally bioavailable in animal studies.

Smallpox and viral hemorrhagic fever viruses are classified as “Category A viruses” by the National Institutes of Health (NIH) and Centers for Disease Control and Prevention (CDC), and represent the most serious of the bioterrorism threat agents. ViroPharma also submitted grant applications for its efforts in the area of henipaviruses, and expects to hear about funding to support this program in the coming months.

“We are gratified to have been awarded two grants in this round of funding. We have been working closely with the government since late 2002. The fact that both of our research proposals were awarded acknowledges VIROPHARMA’S technological approaches and capabilities in the area of antiviral drug discovery and development. It also highlights the urgent need to find effective antivirals for these bioterrorism agents,” said Michel de Rosen, VIROPHARMA’S president and chief executive officer. “We are making considerable progress toward our goal of developing safe and effective antiviral drugs for these viruses.”

Currently, there are no FDA-approved antiviral drugs specifically for use in the event of a bioterrorist attack involving smallpox or viral hemorrhagic fever viruses.

In late 2002, VIROPHARMA initiated a program to discover and advance potential antiviral product candidates that address the Category A viruses, including smallpox virus and viral hemorrhagic fever viruses, as well as emerging viral diseases such as SARS (Severe Acute Respiratory Syndrome). VIROPHARMA is collaborating with government laboratories and others in the area of biodefense and emerging viral diseases.

Smallpox

Smallpox is a highly contagious, often fatal disease caused by variola (smallpox) virus. About 30% of those infected with the smallpox virus die. Smallpox outbreaks had occurred periodically for thousands of years. However, the disease was eradicated from the globe more than two decades ago after a successful worldwide vaccination campaign. The last case of smallpox in the United States was in 1949 and in the world in 1977. Routine vaccination against smallpox was stopped in the United States in 1972 and in the rest of the world in 1980. Scientists have retained stocks of the variola virus for research purposes in two secure laboratories, one at the CDC in Atlanta, Georgia, and the other in Moscow, Russia. There is currently no specific treatment for smallpox disease, and the only prevention is vaccination.

Viral hemorrhagic fevers

Viral hemorrhagic fevers (VHFs) refer to a group of severe illnesses characterized by fever, multiple organ involvement and extensive vascular damage (bleeding) that are caused by several distinct groups of RNA viruses. Hemorrhagic fever viruses, in particular Ebola and Marburg (Filoviridae), Lassa fever (Arenaviridae) and Rift Valley fever (Bunyaviridae) viruses, are potential biological weapons agents due to their ease of dissemination, person-to-person transmissibility and potential to cause widespread illness and death, and are classified as Category A bioweapons agents by the CDC. Currently, there are no licensed vaccines or FDA-approved antiviral drugs to prevent or treat VHF.

About VIROPHARMA INCORPORATED

VIROPHARMA INCORPORATED is committed to the commercialization, development and discovery of antiviral pharmaceuticals. VIROPHARMA is currently focused on drug development of maribavir for the prevention and treatment of cytomegalovirus infection in transplant patients, drug development and discovery activities in hepatitis C, biodefense and emerging diseases initiatives, and is considering the development of Picovir® to treat patients suffering from severe or life-threatening enteroviral infections and the development of an intranasal formulation of Picovir® for the treatment of the common cold.

This press release contains forward-looking statements. These include the Company’s plans to continue to work with the government to assist in the discovery and development of a treatment for smallpox or viral hemorrhagic fevers, to advance the biodefense and emerging disease antiviral drug discovery efforts into animal efficacy studies, to discover and advance other potential antiviral product candidates in a biodefense and emerging diseases initiative. The Company’s efforts in biodefense and emerging diseases are discovery and pre-clinical stage programs, and as such are subject to risks and uncertainties. The discovery of active compounds, advancing promising active compounds through preclinical development and clinical development, and pursuing regulatory approval of product candidates that appear to demonstrate the requisite safety and efficacy, requires considerable time and expense. There can be no assurance that VIROPHARMA’S efforts in biodefense and emerging diseases will yield positive results, will result in effective treatments in a timely manner, if at all, or that the FDA would approve any biodefense or emerging disease product candidates. Also, there can be no assurance that ViroPharma’s studies with any of its product candidates can be conducted within the timeframe that the company expects, or at all, or that such studies will yield positive results. These factors, and other factors, including, but not limited to those described in VIROPHARMA’S most recent annual report on Form 10-K filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. VIROPHARMA does not assume any responsibility for updating any forward-looking statements.

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